UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2010

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	000-06253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (870) 541-1000

_______________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On May 14, 2010, Simmons First National Corporation (the “Company”) filed a Current Report on Form 8-K (the “Report”) to report that its wholly-owned subsidiary, Simmons First National Bank (the “Bank”), had entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (“FDIC”) dated May 14, 2010 (the “Agreement”) to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Southwest Community Bank in Springfield, Missouri. The final carrying values and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and the Bank. Once such terms are finalized, the acquisition will be deemed to be effective as of May 14, 2010.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Report. Except as otherwise provided herein, the other disclosures made in the Report remain unchanged.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 1.01  Entry Into a Material Definitive Agreement.

Effective May 14, 2010, the Bank purchased substantially all of the assets and assumed substantially all of the deposits and other liabilities of Southwest Community Bank, from the FDIC, as receiver for Southwest Community Bank (the “Acquisition”), pursuant to the terms of the Agreement.

Under the terms of the Agreement, the Bank acquired approximately $97.2 million in assets, including approximately $64.7 million in loans and other real estate, approximately $25.7 million cash and cash equivalents and approximately $6.1 million in investment securities. The Bank also assumed approximately $97.5 million in liabilities, including approximately $97.3 million in deposits which includes approximately $55 million in brokered deposits which the Bank intends to pay off within the next few days. In connection with the Acquisition, the FDIC made a payment to the Bank in the amount of approximately $10.0 million. This amount is subject to customary post-closing adjustments based upon the final closing date balance sheet for Southwest Community Bank.

Pursuant to the terms of the Agreement’s loss sharing arrangements, the FDIC will cover 80% of the Bank’s losses on the disposition of loans and foreclosed real estate attributable to the Acquisition. The deposits were acquired at a premium of 0.50%, excluding brokered deposits, and assets were acquired at a discount to the Acquisition’s historic book value as of May 14, 2010, of approximately $9.2 million, subject to customary adjustments. The Bank will reimburse the FDIC for 80% of its recoveries with respect to losses for which the FDIC paid the Bank 80% reimbursement under the loss sharing agreements.

In addition, on July 15, 2020 (the “True-Up Measurement Date”), the Bank has agreed to pay to the FDIC 50% of the excess, if any, of (i) 20% of the intrinsic loss estimate of $32 million less (ii) the sum of (A) 25% of the asset premium (discount) plus (B) 25% of the cumulative shared-loss payments (defined as the aggregate of all loss sharing payments made by the FDIC to the Bank under the loss sharing  agreements minus the aggregate of all reimbursement payments made by the Bank to the FDIC under the loss sharing agreements) plus (C) the cumulative servicing amount (defined as the sum of the period servicing amounts for every consecutive twelve-month period prior to and ending on the True-Up Measurement Date in respect of each of the Shared-Loss Agreements during which the loss-sharing provisions of the applicable Shared-Loss Agreement is in effect).

The forgoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 9.01  Financial Statements and Exhibits.

Exhibit 2.1
Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Southwest Community Bank, Springfield, Missouri, the Federal Deposit Insurance Corporation, and Simmons First National Bank, dated as of May 14, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation
(Registrant)

May 18, 2010	/s/ Robert A. Fehlman
(Date)	Robert A. Fehlman Executive Vice President and Chief Financial Officer